KIRKLAND’S SECOND QUARTER 2010 CONFERENCE CALL

Moderator: Robert Alderson
August 20, 2010
10:00 am CT

Operator:
Ladies and gentlemen thank you for standing by and welcome to the Second Quarter 2010 conference call for
Kirkland’s Incorporated. During the presentation all participants will be in a listen-only mode and afterwards we will conduct a question and answer session.

At that time if you have a question please press the 1 followed by the 4 on your telephone. If at anytime during the conference you need to reach an operator please press star 0.
As a reminder this conference is being recorded, Friday, August 20, 2010. And I would now like to turn the conference over to Tripp Sullivan of Corporate Communications. Please go ahead sir.
Tripp Sullivan:
Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the second quarter of fiscal 2010. On the call this morning are Robert Alderson, President and Chief Executive
Officer and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the
Internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call the statements made by company management are forward-looking and maybe pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform
Act of 1995.

Forward-looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission including the company’s annual report on Form 10-K filed April 15, 2010.

With that said I’ll turn the call over to you, Robert.
Robert Alderson:
Good morning everyone and thanks for joining us. The second quarter proved to be challenging as expected yet we finished the quarter with a positive comparable store sales increase of 1% and record earnings results for our second quarter on a fully taxed basis.

We remain in a very solid financial position ending the quarter with a cash balance of $65.7 million and no debt.
Mike Madden, our CFO will now take you through the second quarter results and our financial position; Mike.

Michael Madden:
Thanks Robert and good morning. For the second quarter ended July 31, 2010 we reported net income of $3.3 million or 16 cents per diluted share versus net income of $3.4 million or 17 cents per diluted share in the prior year.
Adjusted to a normalized effective rate for comparison purposes earnings per share for the prior year quarter was
14 cents.

Net sales were $89.5 million, a 2.1% increase versus $87.7 million in the prior year quarter despite operating nine fewer stores on average during the period. Comparable store sales increased 1%; average store sales were up
4.7%. The comp sales gain was driven by an increase in the number of transactions offset partially by a lower average ticket.

The increase in transactions was due to a 5% increase in customer traffic count combined with a flat conversion rate. The decrease in average ticket of 4% was the result of a lower average retail selling price partially offset by a slight increase in items per transaction.

Sales results were relatively consistent across the country with stronger performance in Florida, California and Arizona and weaker performance in the areas impacted by the Gulf oil spill.

In real estate we opened seven stores and closed two stores during the quarter. At the end of the quarter we operated 286 stores, 223 off-mall stores and 63 mall stores representing a 78% off-mall/22% mall venue distribution. At the end of the quarter total square footage under lease was up 2% versus the prior year while total store units declined by 2%.

Gross profit margin for the second quarter increased 73 basis points to 38.9% of sales from 38.2% in the prior year. The components of reported gross margin were as follows, first merchandise margin decreased 37 basis points as a percentage of sales. The decrease in merchandise margin was primarily the result of higher inbound freight costs which negatively impacted the margin by approximately 65 basis points.

Excluding the impact of the freight increase margin benefited from higher initial markups on inventory entering the second quarter as compared to the prior year offset by partially by a high markdown rate throughout the quarter.

Second, store occupancy costs decreased 89 basis points as a percentage of sales. This decline resulted primarily from rent reductions achieved in various store lease renewals and extensions, the closure of underperforming stores and continued to shift to less costly but more productive off-mall real estate locations.

Third, outbound freight costs decreased 9 basis points as a percentage of sales. And lastly central distribution costs decreased 12 basis points as a percentage of sales.

Operating expenses for the quarter were $26.6 million or 29.8% of sales as compared to $25 million or 28.5% of sales for the prior year quarter. As expected our operating expenses in total dollars matched what we recorded in the first quarter of 2010 however increases over the prior year in marketing expenses and stock compensation charges combined with some deleverage and store payroll led to the increase in operating expenses as a percentage of sales.

Depreciation decreased 60 basis points as a percentage of sales reflecting the reduction in capital expenditures over the last two fiscal years, the decline in store count and the impact of lease extensions for store locations in which the majority of the fixed assets had already been fully depreciated.

Our operating margin for the second quarter was $5.1 million or 5.7% of sales as compared to $4.8 million or 5.4% of sales in the prior year quarter, a 6% improvement.
Income tax expense was $1.9 million or 37% of pre-tax income versus income tax expense of $1.4 million or 28.4% of pre-tax income recorded in the prior year quarter.

As we’ve previously discussed the reported tax rate for each quarter in the prior year reflected the reversal of a portion of the valuation allowance that had been established against our deferred tax assets in prior periods.
This valuation allowance was completely reversed by the end of fiscal 2009.

We believe that expressing net income and earnings per share for periods in fiscal 2009 using a normalized tax rate provides better comparability in judging our performance in fiscal 2010 and in future periods. Excluding these adjustments we would have reported net income of $2.8 million or 14 cents per diluted share for the second quarter of fiscal 2009.

For purposes of future comparisons we will continue to reconcile earnings per share figures for 2009 to earnings per share figures that would have been reported excluding the impact of the reversal of the valuation allowance.

Turning over to the balance sheet and the cash flow, total inventories at July 31, 2010 were $43.4 million as compared to $38.6 million in the prior year quarter. Approximately half of this dollar increase is held in the distribution center which reflects our planned effort to bring in some of our fall shipments early to ward off potential shipment delays due to limited shipping capacity.

At the store level inventories were 8% higher than the prior year reflecting an increase in total square footage of 4% combined with the impact of higher freight costs on the carrying value of our inventory.

We plan to end the third quarter of 2010 with inventory levels in the range of $57-$59 million which would be approximately 8% higher than the prior year reflecting the increase in our store count and our square footage.

At the end of the second quarter we had $65 — or, yeah, $65.7 million in cash on hand. During the first half of the year we made federal and state income tax payments of $15.8 million.
No borrowings were outstanding in our revolving line of credit and we do not expect to borrow from our line of credit facility during 2010 or for the foreseeable future.
For the first half of the year capital expenditures were $9.1 million primarily related to new store construction and ongoing information technology projects.
The final item I’ll cover before turning it over to Robert is to provide an update on our full year outlook. For the full year fiscal 2010 we now expect to open 35-40 stores in fiscal 2010.

We opened 13 stores during the first half of the year and anticipate the remaining 22-27 openings to occur in the third and early fourth quarters. The goal — our goal would be to complete the opening schedule before the Black
Friday week. We closed six stores during the first half and estimate an additional 10-12 closings for the back half of the year.

For the full year fiscal 2010 our top line expectations are for total sales to increase 4%-6% over fiscal 2009.
This level of sales increase would imply slightly negative to slightly positive comparable store sales results for the back half of the year combined with a sales lift provided by higher volume new store openings.

By the end of 2010 our store count should be around 300, an 8% increase in store units from where we started this year. As we look beyond fiscal 2010 we are targeting annual net store growth in the range of 10% representing square footage growth of approximately 15%.

For the first half of fiscal 2010 our gross profit margin increased 290 basis points to 41.2% of sales reflecting lower occupancy costs and an increase in our merchandise margin.

For the back half of 2010 we expect gross profit margin percentage to decline versus the prior year primarily due to the impact of higher freight costs. The level of this decline will depend heavily on our sales results in the back half but we currently would expect that decline to range between 150-250 basis points.

Additionally we expect the retail environment to be more promotional than last year providing additional pressure on merchandise margin. We expect occupancy costs, outbound freight and central distribution costs together should provide some positive offset to the merchandise margin in the back half but not enough to match last year’s gross profit percentage.

Adjusted to eliminate the difference of the lower effective tax rate in the prior year we expect to report a slight increase in earnings for 2010. We are projecting that our effective rate for 2010 will be in the range of
39%. By comparison our full year tax rate in 2009 was 26.4%.

From a cash flow standpoint we expect to generate positive cash flow in 2010 and fully fund our new store growth and technology projects through cash flow generated from operations. Capital expenditures are currently anticipated to range between $23-26 million in 2010 before landlord construction allowances for stores.

I’ll now turn the call over to Robert for his remarks.
Robert Alderson:
Thanks Mike. The second quarter was more challenging than the previous five or so quarters but it was very productive and profitable. We were pleased to produce a comp sales increase for the quarter, our 10th consecutive quarter, and on a tax adjusted basis we earned more per share than the same period last year despite operating nine fewer stores on average.

Average stores sales were up almost 5% over the same period last year. Although we didn’t earn quite what we hoped for the period we felt like we substantially countered the drag on sales productivity from a persistent macroeconomic overhang and its adverse effect on customer sentiment and spending.

Results for the quarter were definitely impacted by substantial increases in shipping costs for product.
Favorable renegotiated first cost agreements with our vendors and the sale of product largely purchased and shipped before some of the shipping price increases became effective helped mitigate some of the effect of shipping increases.

We also benefited, as Mike said, from a higher initial markup on the inventory we sold throughout the quarter. We also experienced a slightly higher rate of markdown for the quarter as we promoted appropriately to help drive traffic and sales and as is typical of the second quarter to clear merchandise at the end of the spring season.

Given the demonstrated reticence of the consumer during the period we were actually pleased with merchandise margin results. For the quarter we benefited from a 5% lift in store traffic on average. Transactions went up accordingly but slight increases in conversion and items per transaction coupled with the 4% decrease in average retail and ticket for the quarter contributed to the size of the comp increase.

Inventories remained on plan as of quarter end. We expect no inventory issues during the second half. On the last call we pointed to the (unintelligible) category shortages and imbalances during the first half of the quarter caused by steam ship capacity issues and the slow sailing which combined to delay orders by 2-3 weeks in some cases.

As promised we lengthened order times and largely deflected those problems in the latter half of the quarter. We reacted quickly enough so that we avoided spot-rate shipping charges and the need to buy guaranteed space to hit our receipt goals as became commonly reported.

As to our financial expectations for the back half the sales comparisons are tougher and current results suggest flat to slightly positive comp sales gains. We also expect event stronger headwinds on merchandise margin given freight pressures.

We’ll start the quarter with a lower markup on inventory than was true for the second quarter due to the aforementioned shipping price increases. And we’ll see the effect of the first $400 peak season surcharge from the overseas shippers taking effect on shipments leaving port on or after June 15 and affecting product arriving in and selling in our stores between early August to mid-September.

We expect the additional $400 season service charge — or surcharge effective August 1 to impact merchandise margins on product arriving and selling in our stores beginning mid-September through the balance of the year. We expect the effect on merchandise margin percentage to affect earnings versus last year as Mike discussed.

We expect that it will be very difficult to fully replicate back-half 2009 earnings as we doubt that customer sentiment or spending trends will improve dramatically in the short term or that peak season shifting surcharges will abate or diminish before the first quarter of next year.

We’ve experienced very good early performance from our Halloween harvest seasonal and floral assortment. Our new to Kirkland’s back to school assortment performed very well in late second quarter and will become a permanent feature of our assortment.

Our core assortment of everyday items continues to sell through strongly. We expect to continue to promote group of items on a regular basis to support traffic and promote sales during the period where consumer spending and sentiment remains challenged by spotty to nonexistent net job growth and increases in the personal savings rate seemed to have some permanence.

Our marketing support will continue to be largely Internet driven. Our real estate return to net growth plan continues on track. Earlier we projected 30-40 new store openings with 12-15 closings for this year. We currently have 14 of those stores open and a total of 30 signed leases.

Of those leases signed we currently have another two stores completed fixturing and ready to open within the next two weeks. Another six are actually under construction. As we noted in our last call despite all attempts to the contrary our openings this year will again be back-half loaded.

Given our progress on leasing and construction to date we’re now confident in projecting our total new store openings to fall within the upper range of the 2010 forecast or 35-40 stores.

Since most of the Q3 openings occur later in the quarter we expect the impact of their operational results to largely affect Q4. While early, as with our 2009 class, we continue to be very pleased with the projected sales
(unintelligible) of this store class based on year to date results.

At Kirkland’s the story remains intact and we still expect to earn more money every — to earn money every quarter this year and our full year earnings to exceed 2009 compared on a fully taxed basis despite the merchandise margin pressure we expect to persist for the second half due to shipping cost dislocations.

We can expect continued improvement in the quality and productivity of our store base as we continue to replace more mall stores and open new stores to in-fill existing proven markets. Our new market openings also continue to be very productive as we carefully insert stores in dominant strip centers.

We had a very productive Internet marketing event in the second quarter that strongly drove additions to our email base and generated significant store traffic. We continue to gain proficiency in our Internet marketing programs producing a significant return on invested dollars.

Our e-commerce initiative is set to go live late in the current quarter. We expect to see some marginal benefit from a more expansive online selling effort in the second half but the future there is largely in 2011 and beyond.

Our stores continue to attract customers and generate higher sales despite the painfully slow recovery in the economy. We continue to insist that the economy recovery seen in some sectors and periodically trumpeted in the mainstream press is not consumer-driven and that sector gains are in some measure less incremental and more reflective of easier comparisons for many retailers though not the case for Kirkland’s since we had a record year in 2009.

We believe that our long standing commitment to offering new product with discernible and great value drives our brand, remains our strongest attribute and positions us perfectly in a period of severe economic angst.

That distinction in the market place will continue to serve us well in the next 18-24 months as the economy seeks to make progress in new job creation and a recovery of the housing market both of which are extremely important to any consumer-led recovery.

Operator, we’re ready for questions.
Operator:
Thank you. Ladies and gentlemen if you’d like to register for a question please press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request. If your question has been answered and you’d like to withdraw your registration please press the 1 followed by the 3. And if using a speakerphone we ask that you please lift your handset before entering your request. One moment please for the first question.

Thank you and our first question comes from the line of David Magee with SunTrust Robinson Humphrey. Please proceed.
David Magee:	Yeah hi guys.
((Crosstalk))
David Magee:	You mentioned that the seasonal might be a little bit improved here in the third quarter. Thus far are you seeing any improvement on the average ticket year to year?
Robert Alderson:	In seasonal David?
David Magee:	Well, I’m sorry, just in general I, you know, is it still down about 4%?
Robert Alderson:
Yeah it is. You know, if we continue to see good results in the season that’ll certainly help it but, you know, the trend pretty much this year has been in that direction. And I think I would say that I don’t really think that’s too much about us or particularly about the mix, I think it’s more about the consumer.

The — I know that when we have a special promotion and we really trumpet a great price on a group of items or something that’s really unusual we get a terrific response from the customer both in traffic and sales. So it’s, you know, it’s clearly a bit of a bargain-driven market right now and that should continue for a while.

David Magee:
Can you give us any metrics that would I guess give the market comfort that the new stores are performing well? I guess it’s scary that, you know, that numbers seem to be getting a little softer at the same time that the square footage and the inventories have — are accelerating.

Can you give us, you know, just maybe on a year to date basis how these stores are running — the new stores?
Robert Alderson:
Let me say before — I’m going to let Mike answer that — but let me say before that I don’t really think there’s a story or any particular point about inventory. And inventory is on plan and it, you know, it’s considering what’s going on with the new store openings and with — we’re actually benefitted significantly on the margin side from bringing some things in a bit early.

There’s really not a story there. As I’ve said we don’t expect any inventory issues. And what we have to support the new stores I think is appropriate. So Mike you want to.
Michael Madden:
Yeah, on the new store question, David, one thing I would point out as we — when we started back in the growth mode and we built 18 last year, you know, we took a snapshot at the end of the year to see how those were doing on a run rate basis and looking at the annualized sales for those stores.

And we were really seeing about an average of $1.8 million as an average volume which — for the company on those new stores. For the company that average volume is $1.4 million.

We’ve opened 13 so far this year and we don’t have all the history there but it’s early enough — or we have enough data to do run rates on those stores. And you can see that they’re trending, you know, similarly to those stores that we opened in 2010. So at that $1.8 million that’s a pretty good increase of our average store and that gives us some confidence with the new stores. That’s a good annual volume for a store in our chain.

Robert Alderson:	I would say David that there are really only two of those that are even running at the average on the run rate right now, the rest of them are significantly above.
David Magee:	Thank you. And Mike, looking at the guidance for the year how much cash do you project to have by yearend assuming that that’s the right number? Is it $90 million to $100 million is that sort of.
Michael Madden:	Yeah I would say, you know, certainly things impact that but if you just model it out I think you’d be around $90 million.
David Magee:	Great, thank you.
Michael Madden:	Yeah.
Robert Alderson:	Thanks David.
Operator:	Thank you. Our next question comes from the line of Neely Tamminga with Piper Jaffray; please proceed.
Neely Tamminga:
Oh thanks, good morning. Just a question for you guys as to the back half — and I’m sorry if I missed this but the comp guidance that you’ve given out there how would you expect that to be divvied up by traffic and, you know, ticket, etcetera, just if you could give some clarity that’d be great.

Michael Madden:
Well the guidance was slightly negative or slightly positive. You know, based on current trends, you know, we think most of that would be generated by transaction counts or traffic by extension with some pressure on the average ticket. So mainly driven by transactions.

Neely Tamminga:	And conversion being kind of flattish?
Michael Madden:	Flattish.
Robert Alderson:	Yeah it’s slightly up for the year, Neely, but not enough, you know, to say halleluiah, we’d like for it to be better.
Neely Tamminga:	Yeah. And then are there — again I apologize I’m juggling a few calls this morning but the — did you talk about what you might do with that $90 million in cash?
Robert Alderson:	We did not.
Neely Tamminga:	Okay, would you care to? That’s a lot of cash for you guys.
((Crosstalk))
Robert Alderson:
You get a lot of questions when you do build cash. And we’re pleased to have the cash that we have right now. And we don’t think it’s an extraordinary amount for a retailer to hold in this world that we’re in right now. And that’s management’s view. And if something else was done about it that would be a board decision that, you know, that Mike and I don’t make actually.

Neely Tamminga:	Well let me just ask a related.
((Crosstalk))
Robert Alderson:	I don’t mean to dodge the question but I really.
Neely Tamminga:	No.
Robert Alderson:	...can’t — I really can’t tell you really anything more than that.
Neely Tamminga:
Well I guess the one related question I’d have — and this is really something we’re seeing broadly, Robert, is, you know, a lot of retailers are making announcements about special dividends or, you know, cash or stock buy-backs. I think in part, you know, even in this month, right where there’s still some uncertainty because, you know, retailers going to their cash generation cycle, right in the back half versus the lowest point in their cash cycle which is like now.

So just wondering, you know, when would you expect to be able to have that discussion with the board?
Robert Alderson:
Well I think we would look at it oh at year end as we do every year end. We’re just fortunate that in the last two years since we recovered the company that we’re in that position to be strongly building cash. And it’s the first time really as a public company that we’ve actually had — been in a position to even look at the issue. So
I would say it would be toward yearend.

Neely Tamminga:	Okay great thanks you guys and good luck.
Robert Alderson:	Thank you.
Michael Madden:	Thanks Neely.
Operator:
As a reminder, ladies and gentlemen if you’d like to register for a question please press the 1 followed by the 4 on your telephone. One moment please. Mr. Alderson, there are no further questions at this time. I will now turn the conference back to you; please continue with your presentation or closing remarks.

Robert Alderson:	Thanks everyone. We look forward to talking with you next quarter.
Michael Madden:	Thank you.
Operator:	Ladies and gentlemen that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your lines.

END